Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 / S-3) pertaining to the 1998 Stock Plan, the 2003 Stock Plan, the 2003 Stock Plan (No. 2) and the 2003 Stock Plan (No. 3) of Google Inc. and to the incorporation by reference therein of our report dated January 28, 2005, with respect to the consolidated financial statements and schedule of Google Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004 as filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

April 22, 2005